Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2017 RESULTS

Net Sales increased 6% in the quarter on a 4% increase in sales volumes.
Marketing investments increased $36 million, or 30%, including $20 million for the Bai brand.
Reported EPS of $1.02, inclusive of an $0.18 loss on early extinguishment of debt. Core EPS were $1.25 in the quarter.
Company reaffirms full year 2017 Core EPS guidance in the $4.56 - $4.66 range.
Plano, TX, July 27, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2017 EPS of $1.02, which included an $0.18 per diluted share loss on early extinguishment of debt, compared to $1.39 in the prior year period. Core EPS were $1.25 in the quarter, flat against prior year. Year-to-date, the company reported earnings of $1.98 per diluted share, including the aforementioned $0.18 loss, compared to $2.35 per diluted share in the prior year period. Year-to-date Core EPS were $2.25, up 3% compared to $2.18 in the prior year period.

DPS President and CEO Larry Young said, “I’m proud of our teams for delivering strong top-line results for the quarter. We remain committed to our priority brand strategy, as demonstrated by our increased marketing investment. We also invested further in activities to deliver increased trial of Bai and are encouraged by the results so far. Our CSD portfolio once again outperformed the category, growing both dollar and volume share in IRi measured markets. Our allied brands continue to contribute strong growth to our business, and we’re driving growth and productivity with Rapid Continuous Improvement.”

For the quarter, sales volumes increased 4%, inclusive of the Bai acquisition. Reported net sales increased 6%, including the Bai acquisition, which accounted for just over 1 percentage point of net sales growth. Total Bai brand sales growth contributed just over 2 percentage points of net sales growth. Organic net sales growth was driven by an increase in organic sales volumes and favorable product and package mix, which were partially offset by the termination of the Rockstar distribution agreement.

Reported gross profit margin decreased 50 basis points primarily on an unfavorable $19 million comparison of unrealized mark-to-market activity. Core gross profit margin increased 70 basis points to 60.4% as the flow-through from organic net sales growth and $33 million of incremental gross profit from the Bai acquisition were partially offset by higher commodity costs, increases in certain manufacturing costs and unfavorable foreign currency translation and transaction impacts.

Selling, general and administrative expenses (SG&A) increased $93 million in the quarter. The acquisition of Bai added $40 million, including $20 million in marketing investments and $1 million of transaction expenses. A further marketing investment increase of $16 million behind our other priority brands, continued planned investment behind our DSD front-line sales, delivery, and merchandising workforce, and an unfavorable $18 million comparison of unrealized commodity mark-to-market activity also increased SG&A. Core SG&A increased $74 million in the quarter, which excludes the aforementioned unfavorable comparison of unrealized mark-to market activity.

Other operating income increased $1 million in the quarter due primarily to the gain on the termination of the Rockstar distribution agreement.

Reported income from operations declined by $39 million, or 9%, in the quarter. The unfavorable comparison of unrealized commodity mark-to-market activity contributed $37 million of this decline, and the acquisition of Bai reduced reported income from operations by $10 million, including $2 million of amortization of intangibles and $1 million of transaction expenses. These declines, as well as substantially higher marketing investments behind our other priority brands and increases in certain other operating expenses, were partially offset by strong top-line growth. Core income from operations of $386 million was essentially flat to prior year.

Year-to-date, sales volumes increased 2%, and reported net sales increased 4%, inclusive of the Bai acquisition, which increased reported net sales by approximately 1%. Reported income from operations was $658 million, including an $8 million loss on unrealized commodity mark-to-market activity. The acquisition of Bai reduced reported income from operations by $44 million, including $31 million of marketing investments, $20 million of transaction expenses, the effects of deferring the recognition of $9 million of gross profit on shipments of Bai product still in our inventory and $3 million of amortization of intangibles. This loss was partially offset by the $28 million gain on the company’s initial equity investment. Foreign currency translation and transaction, combined, negatively impacted reported income from operations by 1%. Reported income from operations in the prior year period was $725 million, which included $32 million in unrealized commodity mark-to-market gains. Year-to-date core income from operations declined from $693 million to $686 million.

EPS reconciliation	Second Quarter			Year-to-Date
	2017	2016	Percent Change	2017	2016	Percent Change
Reported EPS	$1.02	$1.39	(27)	$1.98	$2.35	(16)

Unrealized commodity mark-to-market net loss/(gain)	0.04	(0.08)		0.02	(0.11)

Bai transaction and integration expenses	0.01	—		0.07	—

Loss on early extinguishment of debt	0.18	—		0.18	—

Extinguishment gain	—	(0.06)		—	(0.06)

Core EPS	$1.25	$1.25	—	$2.25	$2.18	3
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2017 results	As Reported		Currency Neutral (Translation)
(Percent change)	Second Quarter	YTD	Second Quarter	YTD

BCS Volume	3	2	3	2
Sales Volume	4	2	4	2
Net Sales	6	4	6	4
SOP	(1)	(5)	(1)	(5)
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 3%, with carbonated soft drinks (CSDs) increasing 3% and non-carbonated beverages (NCBs) increasing 5%. By geography, U.S. and Canada volume increased 3%, and Mexico and the Caribbean volume increased 6%.

In CSDs, Dr Pepper increased 2% driven by growth in both regular and diet. Canada Dry grew by 6%, and Schweppes grew by 4%, both on continued growth in the ginger ale and sparkling water categories. Peñafiel increased 8% and Squirt grew 7%. 7UP increased 5%, growing in both the U.S. and the Caribbean. A&W was flat, and other CSDs declined 1%. Fountain foodservice volume was flat in the quarter, as 2% growth in Dr Pepper was offset by an account specific limited-time offering a year ago.

In NCBs, Clamato grew 3% and Mott’s increased 2% on growth in sauce. Bai increased 118% on the acquisition and continued growth in our existing distribution, which increased 37% in the quarter. Our growth allied brands, now excluding Bai, grew 45% on strong distribution gains in BODYARMOR, Core and FIJI, as well as on BODYARMOR innovation. Snapple declined 1%, as strong shipments for a promotional event at a large retailer are expected to sell through in the third quarter. All other NCBs declined 4%.

Sales Volume
Sales volumes increased 4% in the quarter and 2% year-to-date.

2017 Segment results	Second Quarter
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	2	4	3	4	3
Packaged Beverages	4	6	(6)	6	(6)
Latin America Beverages	6	9	—	11	—
Total	4	6	(1)	6	(1)

2017 Segment results	Year-to-Date
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	2	3	1	3	1
Packaged Beverages	2	4	(12)	4	(12)
Latin America Beverages	5	3	(10)	9	(8)
Total	2	4	(5)	4	(5)

Beverage Concentrates
Net sales increased 4% in the quarter on a 2% increase in concentrate shipments and concentrate price increases taken earlier in the year. Lower discounts further increased net sales as the result of favorable trade accrual adjustments in the quarter that were partially offset by unfavorable product mix. SOP increased 3% driven by net sales growth, which was partially offset by increases in marketing investments due to marketing accrual adjustments.

Packaged Beverages
Net sales increased 6% in the quarter on favorable product and package mix, mostly due to growth in our NCBs, including continued growth in our allied brands, a 4% increase in organic sales volume and growth from the Bai acquisition, net of the loss of Rockstar. SOP decreased 6% as results of the acquired Bai business, excluding the distribution profits within our distribution system, were a loss of $10 million, including $20 million of marketing investments, $2 million of amortization of intangibles and $1 million of transaction expenses.

Additionally, inflationary increases in certain manufacturing and other operating expenses and planned increases behind our DSD front-line workforce were incurred, along with an $11 million planned increase in organic marketing investments supporting our other priority brands.

Latin America Beverages
Net sales increased 11% in the quarter on a 6% increase in sales volumes and higher pricing, which were partially offset by unfavorable product and package mix. SOP was flat in the quarter, as sales growth was entirely offset by higher commodity costs, unfavorable foreign currency transaction effects, inflationary increases in certain operating expenses and increased planned marketing investments. In the quarter, the segment incurred $4 million of higher U.S. dollar denominated input costs, which caused a 17% decline in SOP.

Corporate and Other Items
For the quarter, corporate costs totaled $86 million, which included $12 million in unrealized commodity mark-to-market losses. Corporate costs in the prior year period were $52 million, which included $25 million in unrealized commodity mark-to-market gains.

Net interest expense increased $11 million in the quarter primarily driven by a higher debt balance associated with the Bai acquisition.

The company recognized a $49 million loss on the early extinguishment of debt in the quarter.

Other income decreased $20 million in the quarter as a result of an unfavorable comparison to a $21 million gain on the extinguishment of a multi-employer pension plan withdrawal liability in the prior year.

For the quarter, the reported effective tax rate was 33.2%, including a $6 million favorable tax planning benefit. The effective tax rate in the prior year period was 35.3%.

Cash Flow
Year-to-date, the company generated $410 million of cash from operating activities, compared to $428 million in the prior year period. Capital spending totaled $41 million compared to $68 million in the prior year period. The company returned $381 million to shareholders in the form of stock repurchases ($177 million) and dividends ($204 million).

2017 Full Year Guidance includes the following items:

•	Organic volume growth is still expected to be just over 1%; total volume growth is still expected to be approximately 2%, inclusive of the Bai acquisition, which closed on January 31, 2017.

•	Net sales growth is now expected to be about 4.5%, including the Bai acquisition, which is still expected to add approximately 2 percentage points to growth.

•	The impact of the Bai acquisition is now expected to be $0.07 dilutive to Core EPS.

•	Collectively, foreign currency translation and transaction are now expected to reduce Core EPS by $0.04, primarily driven by the Mexican peso.

•	Excluding the Bai acquisition, we continue to expect packaging and ingredient costs to be inflationary by approximately 0.5% on a constant volume/mix basis.

•	The company continues to expect its full year core tax rate to be approximately 34%.

•	The company continues to expect to repurchase shares of its common stock of $450 million to $500 million.

•	The company continues to expect capital spending to be approximately 3% of net sales.

•	Taking the above items into consideration, the company continues to expect 2017 Core EPS in the $4.56 to $4.66 range.

7
Non-GAAP Financial Measures
This Press Release may contain certain forward-looking non-GAAP financial measures, as defined in Regulation G, relating to forward-looking results. We have not provided a reconciliation of the forward-looking non-GAAP financial measures included therein to the closest equivalent GAAP financial measure because, due primarily to variability and difficulty in making accurate forecasts and projection, not all of the information necessary to forecast and quantify the exact amount of the items excluded from the non-GAAP financial measures that will be included in the closest equivalent GAAP financial measure was or is available to us without unreasonable efforts.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Organic: Represents the incremental impact to our results from our pre-existing business prior to the acquisition of Bai.

Bai acquisition, the Bai acquisition or acquisition of Bai: Refers to our acquisition of the Bai Brands business by DPS, which was consummated on January 31, 2017, and the operation of Bai subsequent to the acquisition. In part because we were an investor in Bai Brands and were their largest distributor, there were many financial aspects of the acquisition, which impacted our financial statements and our accounting for the transaction as explained in this Press Release.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity and interest rate derivative positions not designated as hedges in accordance with U.S. GAAP. As the underlying commodity is delivered, the realized gains and losses associated with commodity derivatives are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity and interest rate derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and segment operating profit, as adjusted to currency neutral: Net sales and segment operating profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter results and the outlook for 2017. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2017	2016	2017	2016
Net sales	$1,797	$1,695	$3,307	$3,182
Cost of sales	718	670	1,325	1,272
Gross profit	1,079	1,025	1,982	1,910
Selling, general and administrative expenses	683	590	1,304	1,136
Depreciation and amortization	25	24	50	50
Other operating income, net	(2)	(1)	(30)	(1)
Income from operations	373	412	658	725
Interest expense	44	33	84	66
Interest income	(1)	(1)	(2)	(1)
Loss on early extinguishment of debt	49	—	49	—
Other income, net	(2)	(22)	(4)	(23)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	283	402	531	683
Provision for income taxes	94	142	165	241
Income before equity in earnings of unconsolidated subsidiaries	189	260	366	442
Equity in loss of unconsolidated subsidiaries, net of tax	(1)	—	(1)	—
Net income	$188	$260	$365	$442
Earnings per common share:
Basic	$1.02	$1.40	$1.99	$2.37
Diluted	1.02	1.39	1.98	2.35
Weighted average common shares outstanding:
Basic	183.2	185.7	183.3	186.7
Diluted	183.7	186.5	184.1	187.7
Cash dividends declared per common share	$0.58	$0.53	$1.16	$1.06

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2017 and December 31, 2016
(Unaudited, in millions, except share and per share data)

	June 30,	December 31,
(in millions, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$286	$1,787
Restricted cash and restricted cash equivalents	89	—
Accounts receivable:
Trade, net	698	595
Other	50	51
Inventories	267	202
Prepaid expenses and other current assets	165	101
Total current assets	1,555	2,736
Property, plant and equipment, net	1,120	1,138
Investments in unconsolidated subsidiaries	23	23
Goodwill	3,564	2,993
Other intangible assets, net	3,788	2,656
Other non-current assets	208	183
Deferred tax assets	61	62
Total assets	$10,319	$9,791
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$367	$303
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	312	10
Income taxes payable	41	4
Other current liabilities	796	670
Total current liabilities	1,580	1,051
Long-term obligations	4,391	4,468
Deferred tax liabilities	859	812
Non-current deferred revenue	1,086	1,117
Other non-current liabilities	248	209
Total liabilities	8,164	7,657
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 182,216,494 and 183,119,843 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	—	95
Retained earnings	2,346	2,266
Accumulated other comprehensive loss	(193)	(229)
Total stockholders' equity	2,155	2,134
Total liabilities and stockholders' equity	$10,319	$9,791

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2017 and 2016
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
(in millions)	2017	2016
Operating activities:
Net income	$365	$442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	98	95
Amortization expense	17	16
Amortization of deferred revenue	(32)	(32)
Employee stock-based compensation expense	16	22
Deferred income taxes	48	30
Loss on early extinguishment of debt	49	—
Gain on step acquisition of unconsolidated subsidiaries	(28)	—
Gain on extinguishment of multi-employer plan withdrawal liability	—	(21)
Unrealized gains on economic hedges	7	(31)
Other, net	6	2
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(72)	(74)
Other accounts receivable	10	(5)
Inventories	(35)	(29)
Other current and non-current assets	(95)	(80)
Other current and non-current liabilities	(5)	(33)
Trade accounts payable	24	81
Income taxes payable	37	45
Net cash provided by operating activities	410	428
Investing activities:
Acquisition of business	(1,550)	—
Cash acquired in step acquisition of unconsolidated subsidiaries	3	—
Purchase of property, plant and equipment	(41)	(68)
Purchase of intangible assets	(5)	—
Investment in unconsolidated subsidiaries	(1)	(6)
Purchase of cost method investment	—	(1)
Proceeds from disposals of property, plant and equipment	1	3
Other, net	(2)	(7)
Net cash used in investing activities	(1,595)	(79)
Financing activities:
Proceeds from issuance of senior unsecured notes	400	—
Repayment of senior unsecured notes	(248)	(500)
Repurchase of shares of common stock	(177)	(303)
Dividends paid	(204)	(190)
Tax withholdings related to net share settlements of certain stock awards	(30)	(31)
Proceeds from stock options exercised	19	12
Premium on issuance of senior unsecured notes	16	—
Proceeds from termination of interest rate swap	13	—
Deferred financing charges paid	(5)	—
Capital lease payments	(5)	(4)
Other, net	1	—
Net cash used in financing activities	(220)	(1,016)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	(1,405)	(667)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	5	1
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,787	911
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$387	$245

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited, in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Segment Results – Net sales
Beverage Concentrates	$356	$342	$650	$629
Packaged Beverages	1,302	1,225	2,420	2,322
Latin America Beverages	139	128	237	231
Net sales	$1,797	$1,695	$3,307	$3,182

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Segment Results – SOP
Beverage Concentrates	$237	$230	$423	$417
Packaged Beverages	196	209	337	384
Latin America Beverages	24	24	35	39
Total SOP	457	463	795	840
Unallocated corporate costs	86	52	167	116
Other operating income, net	(2)	(1)	(30)	(1)
Income from operations	373	412	658	725
Interest expense, net	43	32	82	65
Loss on early extinguishment of debt	49	—	49	—
Other income, net	(2)	(22)	(4)	(23)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$283	$402	$531	$683

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the six months ended June 30, 2017 and 2016, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and interest rate derivatives not designated as hedges in accordance with U.S. GAAP and certain items that are excluded for comparison to prior year periods, adjusted for the tax impact. Tax impact is determined based upon an approximate rate for each item. For the three and six months ended June 30, 2017, we excluded (i) the impact of transaction and integration expenses associated with the Bai Brands Merger and (ii) the loss on early extinguishment of debt related to the completion of a tender offer for our 2018 Notes and 2038 Notes. For the three and six months ended June 30, 2016, we excluded a gain on the extinguishment of a multi-employer withdrawal liability.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended June 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	4%	6%	9%	6%
Impact of foreign currency	—%	—%	2%	—%
Net sales, as adjusted to currency neutral	4%	6%	11%	6%

	For the Three Months Ended June 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	3%	(6)%	—%	(1)%
Impact of foreign currency	—%	—%	—%	—%
SOP, as adjusted to currency neutral	3%	(6)%	—%	(1)%

	For the Six Months Ended June 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	4%	3%	4%
Impact of foreign currency	—%	—%	6%	—%
Net sales, as adjusted to currency neutral	3%	4%	9%	4%

	For the Six Months Ended June 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	1%	(12)%	(10)%	(5)%
Impact of foreign currency	—%	—%	2%	—%
SOP, as adjusted to currency neutral	1%	(12)%	(8)%	(5)%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2017	2016	Change
Net cash provided by operating activities	$410	$428	$(18)
Purchase of property, plant and equipment	(41)	(68)
Free Cash Flow	$369	$360	$9

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2017
	Reported	Mark to Market	Transaction & Integration Expenses	Loss on Early Extinguishment of Debt	Total Adjustments	Core
Cost of sales	$718	$(6)	$—	$—	$(6)	$712
Gross profit	1,079	6	—	—	6	1,085
Gross margin	60.0%	0.4%	—	—	0.4%	60.4%
Selling, general and administrative expenses	$683	$(6)	$(1)	$—	$(7)	$676
Income from operations	373	12	1	—	13	386
Operating margin	20.8%	0.6%	0.1%	—	0.7%	21.5%
Loss on early extinguishment of debt	$49	$—	$—	$(49)	$(49)	$—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	283	12	1	49	62	345
Provision for income taxes	94	4	—	17	21	115
Effective tax rate	33.2%	—%	(0.1)%	0.2%	0.1%	33.3%
Net income	$188	$8	$1	$32	$41	$229

	Reported EPS					Core EPS
Diluted earnings per common share	$1.02	$0.04	$0.01	$0.18	$0.23	$1.25
FX Translation						$0.01
Currency Neutral Core EPS						$1.26

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Total Adjustments	Core
Cost of sales	$670	$13	$—	$13	$683
Gross profit	1,025	(13)	—	(13)	1,012
Gross margin	60.5%	(0.8)%	—	(0.8)%	59.7%
Selling, general and administrative expenses	$590	$12	$—	$12	$602
Income from operations	412	(25)	—	(25)	387
Operating margin	24.3%	(1.5)%	—	(1.5)%	22.8%
Other income, net	$(22)	$—	$21	$21	$(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	402	(25)	(21)	(46)	356
Provision for income taxes	142	(10)	(9)	(19)	123
Effective tax rate	35.3%	(0.3)%	(0.4)%	(0.7)%	34.6%
Net income	$260	$(15)	$(12)	$(27)	$233

	Reported EPS				Core EPS
Diluted earnings per common share	$1.39	$(0.08)	$(0.06)	$(0.14)	$1.25

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2017
	Reported	Mark to Market	Transaction & Integration Expenses	Loss on Early Extinguishment of Debt	Total Adjustments	Core
Cost of sales	$1,325	$12	$—	$—	$12	$1,337
Gross profit	1,982	(12)	—	—	(12)	1,970
Gross margin	59.9%	(0.3)%	—	—	(0.3)%	59.6%
Selling, general and administrative expenses	$1,304	$(20)	$(20)	$—	$(40)	$1,264
Income from operations	658	8	20	—	28	686
Operating margin	19.9%	0.2%	0.6%	—	0.8%	20.7%
Interest expense	$84	$1	$—	$—	$1	$85
Loss on early extinguishment of debt	49	—	—	(49)	(49)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	531	7	20	49	76	607
Provision for income taxes	165	2	7	17	26	191
Effective tax rate	31.1%	—%	0.1%	0.3%	0.4%	31.5%
Net income	$365	$5	$13	$32	$50	$415

	Reported EPS					Core EPS
Diluted earnings per common share	$1.98	$0.02	$0.07	$0.18	$0.27	$2.25
FX Translation						$0.01
Currency Neutral Core EPS						$2.26

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Total Adjustments	Core
Cost of sales	$1,272	$16	$—	$16	$1,288
Gross profit	1,910	(16)	—	(16)	1,894
Gross margin	60.0%	(0.5)%	—	(0.5)%	59.5%
Selling, general and administrative expenses	$1,136	$16	$—	$16	$1,152
Income from operations	725	(32)	—	(32)	693
Operating margin	22.8%	(1.0)%	—	(1.0)%	21.8%
Other income, net	$(23)	$—	$21	$21	$(2)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	683	(32)	(21)	(53)	630
Provision for income taxes	241	(12)	(9)	(21)	220
Effective tax rate	35.3%	(0.1)%	(0.3)%	(0.4)%	34.9%
Net income	$442	$(20)	$(12)	$(32)	$410

	Reported EPS				Core EPS
Diluted earnings per common share	$2.35	$(0.11)	$(0.06)	$(0.17)	$2.18